CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 27, 2026, relating to the financial statements and financial highlights of Rockefeller Climate Solutions Fund and Rockefeller US Small Cap Core Fund, each a series of Trust for Professional Managers, which are included in Form N-CSR for the year ended November 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
March 26, 2026